EXHIBIT 4.5

THE MERCER HR SERVICES RETIREMENT PLAN

Effective January 1, 2005

TABLE OF CONTENTS

THE MERCER HR SERVICES RETIREMENT PLAN

PREAMBLE

I.	DEFINITIONS

II.	ELIGIBILITY AND PARTICIPATION

III.	CONTRIBUTIONS AND LIMITS

IV.	INVESTMENT OF TRUST ASSETS

V.	VALUATION OF TRUST ASSETS

VI.	DISTRIBUTION OF ACCOUNT BALANCES

VII.	DESIGNATION OF BENEFICIARY

VIII.	TOP HEAVY RULES

IX.	ADMINISTRATION OF THE PLAN

X.	THE TRUST FUND

XI.	AMENDMENT, TERMINATION AND DISCONTINUANCE

OF CONTRIBUTIONS

XII	SPECIAL SERVICE CREDITING RULES
APPLICABLE TO HOURLY EMPLOYEES

XIII.	MISCELLANEOUS

PREAMBLE

THE MERCER HR SERVICES RETIREMENT PLAN

WHEREAS, Marsh & McLennan Companies, Inc. (the "Company") has created Mercer Human Resources Outsourcing, LLC and Mercer Trust Company (the "Employer");

WHEREAS, effective January 1, 2005, the Company wishes to establish a tax-qualified retirement plan (the "Plan") for the benefit of eligible employees of the Employer.

NOW, THEREFORE, effective January 1, 2005, the Plan is hereby set forth herein.

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ARTICLE I

DEFINITIONS

1.1        "Account Balance" shall mean the account balance in the Participant's Employer Contribution Account.

1.2        "Adjusted Compensation" shall mean wages within the meaning of Section 3401(a) of the Code (without regard to any rules under Section 3401(a) that limit the remuneration included in wages based on the nature or location of the employment or services performed) received by an Employee during a Plan Year and all other payments of compensation to the Employee during the Plan Year for which the Employer is required to furnish a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code. Adjusted Compensation shall include any pre-tax salary reduction contributions under a Code Section 401(k) or a Code Section 125 plan and any pre-tax salary reduction amounts under a Code Section 132(f) transportation program.

1.3        "Adjustment Factor" shall mean the cost of living adjustment factor prescribed by the Secretary of the Treasury under Section 415(d) of the Code, as applied to such items and in such manner as the Secretary shall provide.

1.4        "Affiliate" shall mean any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Employer; and any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Employer.

1.5        "Annual Additions" shall mean the total of all Employer Contributions credited to each Participant under this Plan for each Limitation Year. To the extent applicable, Annual Additions shall also include amounts described in Sections 415(l) and 419A(d)(2) of the Code.

1.6        "Beneficiary" shall mean the person, legal representative, estate or trust designated under ARTICLE VII to receive payments on account of the death of the Participant.

1.7	"Code" shall mean the Internal Revenue Code of 1986, as amended.

1.8        "Committee" shall mean the Benefits Administration Committee appointed by the Company, or any delegate of the Company if the authority to appoint the Committee is so delegated, which administers the Plan pursuant to ARTICLE IX.

1.9        "Company" shall mean Marsh & McLennan Companies, Inc., and any successors thereto.

1.10      "Compensation" shall mean the base pay and overtime pay received by a Participant for personal services actually rendered in the course of employment with the Employer during a Plan Year for the period of time during which such individual was a Participant during such Plan Year, excluding bonuses, incentive compensation and other forms of compensation. Compensation shall also include any pre-tax salary reduction contributions made to a Code Section 401(k) plan or a Code Section 125 plan and any pre-tax salary reduction amounts under a Code Section 132(f) transportation program.

1.11      "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of at least 12 months. A Participant’s Disability shall be deemed to have ceased at the earliest of (i) death, (ii) recovery from the mental or physical impairment that caused such Disability or (iii)

attainment of Normal Retirement Age. Disability shall be determined by the Committee in consultation with one or more licensed physicians selected by the Committee. A Participant who has been determined to have incurred a Disability may be required to demonstrate ongoing evidence of such Disability by submitting to a medical examination no more frequently than twice annually, which medical examination(s) shall be performed by a licensed physician acceptable to the Committee.

1.12	"Effective Date" of this Plan shall mean January 1, 2005.

1.13      "Eligible Employee" shall mean, except as provided herein, any Employee of the Employer who has (i) attained the age of 18 and (ii) has completed a one-year Period of Service (without regard to the number of Hours of Service completed during those months) beginning on such Employee's Employment Commencement Date. For purposes of the Plan, an Eligible Employee shall not include: (a) any employee who is a non-resident alien and who receives no earned income from the Employer which constitutes income from U.S. sources; (b) any Employee who is included in a unit covered by a collective bargaining agreement between Employee representatives and the Employer; (c) any "leased employee" (within the meaning of Code Section 414(n)); (d) any individual retained directly or through a third party agency, including a leasing organization within the meaning of Code Section 414(n)(2), to perform services for the Employer (for either a definite or indefinite duration) in the capacity of a temporary service worker, leased worker, independent contractor, consultant or any similar capacity, even if such individual is or has been determined by a governmental entity, court, arbitrator, or other third party, to be an employee of the Employer for any purpose, including tax withholding, employment tax, employment law or for purposes of any other employee benefit plan of the Employer; (e) any Employee who is maintained on and paid from a non-U.S. payroll system; (f) any Employee who is employed in Puerto Rico; (g) any Employee who is paid on an hourly basis; (h) any Employee who is a student intern; and (i) any Employee who was eligible to make an election under the terms of the Marsh & McLennan Companies Retirement Plan to remain an active participant in the Marsh & McLennan Companies Retirement Plan in lieu of participation in this Plan, and who either made such an election or was deemed to have made such an election by default.

1.14      "Employee" shall mean any individual hired by the Employer as an employee. For purposes of this Plan, an Employee shall not include any individual retained directly or through a third party agency, including a leasing organization within the meaning of Code Section 414(n)(2), to perform services for the Employer (for either a definite or indefinite duration) in the capacity of a temporary service worker, leased worker, independent contractor, consultant or any similar capacity.

1.15      "Employer" shall mean Mercer Human Resource Outsourcing, LLC, Mercer Trust Company and any other Affiliate which adopts the Plan.

1.16      "Employer Contribution" shall mean the contribution made by the Employer in accordance with Section 3.1.

1.17      "Employer Contribution Account" shall mean the separate account of a Participant established and maintained in accordance with Section 3.2.

1.18      "Employment Commencement Date" shall mean the first date on which an Employee completes an Hour of Service.

1.19      "Entry Date" shall mean the first day of the month within which an Employee becomes an Eligible Employee.

1.20      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.21      "Fund" shall mean all funds and assets held and administered by the Trustee at any time under the Trust, out of which payments under this Plan shall be made.

1.22      "Highly Compensated Employee" shall mean, with respect to the Employer, an Employee who either (a) at any time during the "determination year" or the "look-back year" was a 5% owner of the Employer or any Affiliate, or (b) performed services for the Employer during the "look-back year" and received Adjusted Compensation from the Employer or any Affiliate in excess of $90,000 (as adjusted pursuant to Section 415(d) of the Code), and, if the Committee elects by Plan amendment or otherwise pursuant to applicable Treasury regulations, was in the "top-paid group" of Employees for such year (as determined under Section 414(q)(3) of the Code).

For purposes of this Section: (a) the "determination year" shall be the Plan Year for which compliance is being tested and (b) the "look-back year" shall be the 12-month period immediately preceding the determination year.

1.23	"Hour of Service" shall mean:

(a)        Each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer.

(b)        Each hour for which an Employee is paid, or entitled to payment, by the Employer on account of a period of time during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty or military duty. Notwithstanding the preceding sentence, no more than 501 Hours of Service shall be credited under this paragraph (b) to an Employee on account of any single continuous period during which the

Employee performs no duties. The determination of Hours of Service for reasons other than the performance of duties, and the crediting of such hours, shall be made in accordance with the rules provided by Department of Labor Reg. §§2530.200b-2(b) and (c).

(c)        Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer. The same Hours of Service shall not be credited both under paragraph (a) or paragraph (b), as the case may be, and under this paragraph (c). Crediting of Hours of Service for back pay awarded or agreed to with respect to periods described in paragraph (b) shall be subject to the limitations set forth in that paragraph.

1.24      "MMC Stock" shall mean the common stock, $1.00 par value per share, of Marsh & McLennan Companies, Inc.

1.25      "MMC Stock Fund" shall mean the Investment Fund consisting of contributions to the Plan invested in MMC Stock, earnings thereon, amounts temporarily held pending investment therein and amounts held for disbursements therefrom.

1.26	"Investment Funds" shall mean the investment funds provided for in Section 10.2.

1.27      "Limitation Year" shall mean the 12-month period corresponding with the Plan Year.

1.28      "Long-Term Disability" shall mean the permanent inability of a Participant to engage in duties of any gainful employment as determined under procedures set forth in the long-term disability benefit program maintained for Employees of the Employer, as in effect from time to time.

1.29      "Nonhighly Compensated Employee" shall mean an Employee of the Employer who is not a Highly Compensated Employee.

1.30	"Normal Retirement Date" shall mean the Participant's 65th birthday.

1.31      (a)       "One-Year Period of Severance" shall mean a twelve-month period beginning on the Severance from Service Date and ending on the first anniversary of such Date during which the Employee fails to perform an Hour of Service.

(b)        For purposes only of determining whether an Employee has incurred a One-Year Period of Severance, an Employee who is absent from work for maternity or paternity reasons shall not attain a Severance from Service Date until the second anniversary of the first date of such absence. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (i) by reason of the pregnancy of the Employee, (ii) by reason of a birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. This paragraph shall not apply unless such Employee furnishes to the Committee such timely information as the Committee may require to establish that the absence from employment is for the reasons described above and to establish the period for which there was such an absence.

1.32      "Participant" shall mean any Eligible Employee who participates in the Plan as provided in Section 2.1 hereof. A Participant shall continue to be a Participant as long as he or she has an Account Balance hereunder. Notwithstanding anything contained herein, a Participant shall cease to be a Participant if he or she is deemed to have received a distribution of his or her Account Balance in accordance with Section 6.3(f) hereof.

1.33      "Period of Absence" shall mean an absence from service of 12 months or less, with or without pay, for any reason other than a quit, discharge, Retirement or death.

1.34      (a)       "Period of Service" shall mean a period of time commencing on the Employee's Employment Commencement Date and ending on his or her Severance from Service

Date. A Period of Service shall include a Period of Absence begun within such Period of Service.

(b)        All Periods of Service (and all Periods of Severance which are counted as Periods of Service) shall, if noncontinuous, be aggregated and less than whole year Periods of Service (whether or not consecutive) shall be aggregated on the basis that 12 months of service equal a one year Period of Service. An Employee shall be credited with a full month of service for any fractional month of service which includes his or her Employment Commencement Date or his or her Severance from Service Date. For purposes of this determination, a Period of Severance shall be counted as a Period of Service if:

(i)         an Employee severs from service by reason of a quit, discharge or Retirement, and then performs an Hour of Service within 12 months of the Severance from Service Date; or

(ii)         an Employee severs from service by reason of a quit, discharge, or Retirement during a Period of Absence, and then performs an Hour of Service within 12 months of the date on which he or she was first absent from service.

(c)        Any period during which an individual is employed by an Affiliate (either before or after employment hereunder) shall be treated as employment as an Employee for purposes of calculating such individual's "Period of Service," except that such individual shall not become an Eligible Employee for purposes of participating in the Plan during such period of employment.

(d)        In determining a Participant's Period of Service under the Plan, any periods during which the Participant does not perform services for the Employer due to the incurrence of either a Disability or a Long-Term Disability shall be taken into account.

1.35      "Period of Severance" shall mean the period of time commencing on the Severance from Service Date and ending on the date on which the Employee again performs an Hour of Service.

1.36      "Plan" shall mean The Mercer HR Services Retirement Plan. The Plan is intended to be a profit sharing plan as described in Section 401(a)(27) of the Code.

1.37      "Putnam Investments" shall mean Putnam, LLC or any of its affiliates that participate in the Putnam Plan.

1.38      "Putnam Plan" shall mean the Putnam Investments Profit Sharing Retirement Plan in effect as of December 31, 2004.

1.39	"Plan Administrator" shall mean the Committee.

1.40	"Plan Year" shall mean the calendar year.

1.41      "Retirement" shall mean retirement by a Participant on or after attaining his or her Normal Retirement Date.

1.42      (a)       "Severance from Service Date" shall mean the earliest of (i) the day on which an Employee quits, retires, is discharged or dies or (ii) the first anniversary of a Period of Absence.

(b)        An Employee who is absent on account of an Approved Absence shall not be considered to have attained a Severance from Service Date as a result of such absence; provided, however, that this paragraph shall not apply unless the Employee returns to work on the first working day following the expiration of such Approved Absence.

(c)        For purposes of paragraph (b), an Approved Absence shall mean a leave of absence granted by the Employer under rules uniformly applicable to all Employees similarly situated. An Approved Absence shall be granted for such purposes as vacation, military service in the Armed Forces of the United States, layoff or sickness. An Approved Absence shall not exceed 24 consecutive months, or, in the case of a Participant in military service of the Armed Forces of the United States, that period during which his or her re-employment rights are protected by law.

1.43      "Termination of Employment" shall mean the voluntary severance from employment of an Employee, or the involuntary severance from employment of an Employee by the Employer, other than severance from employment by reason of death or Retirement under this Plan. For purposes of this Plan, an Employee shall not be considered to have a Termination of Employment until such Employee is no longer employed by the Employer or any Affiliate of the Employer.

1.44      "Trust" shall mean the instrument executed pursuant to ARTICLE X by the Company and the Trustee.

1.45	"Trustee" shall mean the trustee designated as such under the Trust.
1.46	"Valuation Date" shall mean each business day of the calendar year.

1.47      "Vested Account Balance" shall mean the vested percentage of the balance in a Participant's Employer Contribution Account.

1.48      "Vested Percentage" shall mean the percentage of a Participant's Account Balance that is nonforfeitable.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1        (a)       Any Employee who is an Eligible Employee on the Effective Date shall become a Participant in the Plan on the Effective Date.

(b)        Each Employee who becomes an Eligible Employee after the Effective Date shall become a Participant on the Entry Date coincident with or immediately preceding the date such Employee becomes an Eligible Employee.

2.2        A Participant, or an Eligible Employee, who ceases to be an Eligible Employee or who has a Termination of Employment with the Employer, shall again become eligible to participate in the Plan as of the first date on which he or she completes an Hour of Service as an Eligible Employee.

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ARTICLE III

CONTRIBUTIONS AND LIMITS

3.1	Employer Contributions.

(a)        The Employer may, in its sole discretion, make an Employer Contribution to the Plan for a calendar quarter on behalf of each Participant who is eligible for an allocation for such calendar quarter under subparagraph (i), in the amount provided under subparagraph (ii).

(i)         A Participant shall be eligible to receive an allocation of an Employer Contribution under this paragraph (a) for a calendar quarter only if such Participant (x) is employed by the Employer on the last day of such calendar quarter, (y) has terminated employment on account of Retirement or death during such calendar quarter, or (z) has transferred from employment with the Employer to employment with an Affiliate during such calendar quarter and is employed by an Affiliate on the last day of such calendar quarter.

(ii)         If any Employer Contribution is to be made on behalf of a Participant for a calendar quarter, such Employer Contribution shall be determined in accordance with the following schedule:

Period of Service

(in Whole Years)	Percentage of Compensation

Less than 1	0%
1 but less than 5	3%
5 but less than 10	4%
10 or more	5%

(x)        Notwithstanding anything contained herein, for purposes of determining the amount of any Employer Contribution to be

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made on behalf of a Participant for a calendar quarter, only Compensation earned while such Employee is a Participant during such calendar quarter shall be taken into account.

(y)        Notwithstanding anything contained herein, for purposes of determining the amount of Employer Contribution to be made on behalf of a Participant for a calendar quarter, Periods of Service shall be the Periods of Service credited to such Participant on the last day of the calendar quarter for which the applicable Employer Contribution is being made.

(b)        In addition to any Employer Contribution made pursuant to subsection (a) of this Section, for the Plan Year beginning on January 1, 2005, the Employer shall make an additional Employer Contribution for each calendar quarter on behalf of each Participant who is eligible for an allocation for such calendar quarter under subparagraph (i), in the amount provided under subparagraph (ii).

(i)         A Participant shall be eligible to receive an allocation of an additional Employer Contribution under this paragraph (b) for a calendar quarter only if such Participant:

(x)        was eligible to participate for any purpose in the Putnam Plan on or after December 31, 2004;

(y)        became employed by the Employer on January 1, 2005; and

(z)         (i)        is employed by the Employer on the last day of such calendar quarter, (ii) has terminated employment on account of

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Retirement or death during such calendar quarter or (iii) has transferred from employment with the Employer to employment with an Affiliate during such calendar quarter and is employed by an Affiliate on the last day of such calendar quarter.

(ii)         If an additional Employer Contribution is to be made on behalf of a Participant eligible to receive such additional Employer Contribution for a calendar quarter, the amount of such additional Employer Contribution shall be equal to 4% of such Participant's Compensation for such calendar quarter; provided, however, that only Compensation earned while such Employee is a Participant during such calendar quarter shall be taken into account.

(c)        In addition to any Employer Contribution made pursuant to subsection (a) of this Section, for the Plan Year beginning on January 1, 2006, the Employer shall make an additional Employer Contribution for each calendar quarter on behalf of each Participant who is eligible for an allocation for such calendar quarter under subparagraph (i), in the amount provided under subparagraph (ii).

(i)         A Participant shall be eligible to receive an allocation of an additional Employer Contribution under this paragraph (c) for a calendar quarter only if such Participant:

(x)        was eligible to participate for any purpose in the Putnam Plan on or after December 31, 2004;

(y)        became employed by the Employer on January 1, 2005; and

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(z)         (i) is employed by the Employer on the last day of such calendar quarter, (ii) has terminated employment on account of Retirement or death during such calendar quarter or (iii) has transferred from employment with the Employer to employment with an Affiliate during such calendar quarter and is employed by an Affiliate on the last day of such calendar quarter.

(ii)         If an additional Employer Contribution is to be made on behalf of a Participant eligible to receive such additional Employer Contribution for a calendar quarter, the amount of such additional Employer Contribution shall be equal to 3% of such Participant's Compensation for such calendar quarter; provided, however, that only Compensation earned while such Employee is a Participant during such calendar quarter shall be taken into account.

(d)        In the event that a Participant is determined to have incurred a Disability, if the Employer makes an Employer Contribution to the Plan for a calendar quarter, such Participant shall be entitled to receive an allocation of an Employer Contribution provided for in this Section for each calendar quarter during the duration of such Disability; provided, however, that any such Participant who attains his or her Normal Retirement Date shall cease to be entitled to receive any allocation of an Employee Contribution under this paragraph. The amount of any such Employer Contribution to be made on behalf of such Participant shall be based on the Periods of Service credited to such Participant immediately prior to his or her Disability and the Compensation earned by such Participant during the calendar quarter ending immediately prior to the calendar quarter in which the Participant incurred a Disability.

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(e)        Any Employer Contribution made on behalf of a Participant under this Section shall be allocated to such Participant's Employer Contribution Account.

3.2	Maintenance of Account for Each Participant.

The Committee shall maintain a separate Employer Contribution Account in the name of each Participant. The maintenance of such separate account shall not require a segregation of assets and shall not in any way limit the powers of the Trustee or the Committee with respect to the operation of the Fund. Such account shall at all times reflect the Account Balance of such Participant (or of his or her Beneficiary).

3.3	Irrevocable Divestiture by the Employer.

(a)        Except as provided in Section 3.5 and paragraphs (b), (c) and (e) of this Section 3.3, and notwithstanding any other provision of this Plan or of the Trust to the contrary, the Employer irrevocably divests itself of any interest or reversion whatsoever in any sums contributed by the Employer to the Fund, and it shall be impossible for any portion of the Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their Beneficiaries and for payment of reasonable administrative expenses as provided in Section 13.4.

(b)        If a contribution is made to the Plan due to a mistake of fact, such contribution shall be refunded to the Employer within one year of such contribution.

(c)        All contributions by the Employer are conditioned upon their deductibility under Section 404 of the Code, and if part or all of the deduction for any contribution is disallowed, the contribution, to the extent disallowed, shall be returned to the Employer within one year after the disallowance of the deduction.

(d)        Refunds of contributions due to a mistake of fact or disallowance of a deduction shall be governed by the following requirements:

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(i)         Earnings attributable to the amount being refunded shall remain in the Plan, but losses thereto must reduce the amount to be refunded.

(ii)         In no event may a refund be made that would cause the Account Balance of any Participant to be reduced to less than what the Participant's Account Balance would have been had the mistaken or nondeductible amount not been contributed.

(e)        If the Commissioner of Internal Revenue initially determines that the Plan and Trust as presently constituted or as amended prior to such determination do not qualify under Section 401(a) of the Code, all Employer Contributions made by the Employer, and all assets of the Fund attributable to such contributions, shall be returned to the Employer. Upon the return of all such assets, this Plan and the Trust which forms a part of this Plan shall terminate and the Trustee shall be discharged from all obligations under the Trust.

3.4        Payment of Contributions to Trust Fund. The Employer shall make the Employer Contributions to the Fund under the terms hereof as soon as administratively practicable following the calendar quarter to which the Employer Contributions relate, but in no event later than the due date for filing the Employer's Federal Income Tax Return for its fiscal tax year, including any extensions thereto.

3.5	Limitation on Contributions.

(a)        The Annual Additions credited to a Participant under this Plan for any Limitation Year shall not exceed the lesser of (i) 100% percent of the Participant's Adjusted Compensation or (ii) $42,000 (as adjusted by the Adjustment Factor).

(b)        Notwithstanding the foregoing, the compensation limitation referred to in subsection (a)(i) shall not apply to:

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(i)         Any amount otherwise treated as an Annual Addition under Section 415(1)(1) of the Code, or

(ii)         Any contribution for medical benefits otherwise treated as an Annual Addition under Section 419A(d)(2).

(c)	In applying the limitations of paragraph (a):

(i)         All "defined contribution plans" of the Employer or its Affiliates shall be aggregated with this Plan.

(ii)         If "annual additions" (within the meaning of Section 415(c)(2) of the Code) are credited to a Participant's accounts under any other qualified defined contribution plan maintained by the Employer or any Affiliate that is required to be aggregated under subparagraph (i), the maximum amount of Annual Additions that may be credited to such Participant under such other qualified defined contribution plan shall be limited to the excess of the limitations described in paragraph (a) over the amount of the annual additions credited to the Participant under this Plan.

(d)        For purposes of this Section: (i) "defined contribution plan" shall mean a plan which provides for an individual account for each Participant and for benefits based solely on the amount contributed to the accounts of the Participant, and any income, expenses, gains and losses which may be credited to such Participant's accounts; and (ii) the definition of "Affiliate" shall be modified by Section 415(h) of the Code.

(e)        Subject to paragraph (f), in no event shall Annual Additions be made under this Plan for any Participant in a Limitation Year to the extent that there is an amount

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credited to such Participant's accounts in excess of the maximum amount permitted under this Section.

(f)         If the amount of Annual Additions which are credited to a Participant under this Plan for any Limitation Year exceeds the maximum amount permitted under this Section ("Excess Annual Additions"), and if such excess was caused by a reasonable error in estimating the Participant's Adjusted Compensation or by other limited facts and circumstances, the Excess Annual Additions may be reduced for such Limitation Year in the following manner:

(i)         the Excess Annual Additions shall be used to reduce the Employer Contributions for the next Limitation Year (and succeeding Limitation Years, as necessary) for that Participant.

(ii)         If such Participant is not covered by this Plan as of the end of the Limitation Year, the Excess Annual Additions will be held in a suspense account for the Limitation Year and credited in the next Limitation Year to all of the Employer Contribution Accounts of the Participants in the same proportion as the Adjusted Compensation paid to them during such Limitation Year. Furthermore, the Excess Amount shall be used to reduce Employer Contributions of the Employer for the next Limitation Year (and succeeding Limitation Years, as necessary) for all of such Participants.

(iii)        If a suspense account is in existence at any time during the Limitation Year in accordance with this paragraph (f), investment gains and losses and other income and expenses shall not be allocated to the suspense account.

(iv)        If this Plan is terminated and at the time of such termination a balance remains in the suspense account which, because of the limitations

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imposed by this Section, cannot be credited to any Participant, such balance shall revert to the Employer.

3.6        Limitation on Compensation. For purposes of this Plan, Compensation of a Participant for a Plan Year in excess of $210,000 (as adjusted by the Adjustment Factor) shall not be taken into account.

3.7	Transfers of Employment.

(a)        Transfers to Affiliate. If a Participant transfers to employment with an Affiliate that has not adopted this Plan, the following rules shall apply for purposes of this Plan:

(i)         Such transfer shall not be considered to result in the Participant's Termination of Employment under this Plan.

(ii)         The Participant's employment with the Affiliate shall be treated as employment as an Employee for vesting purposes under this Plan and for purposes of determining the percentage of the Employer Contribution for the calendar quarter in which the transfer occurred under Section 3.1.

(iii)        If such Participant is employed by an Affiliate on the last day of the calendar quarter in which the transfer occurred, the Participant shall be entitled to receive an Employer Contribution pursuant to Section 3.1 on account of the calendar quarter in which the transfer occurred; provided, however, that for purposes of determining Compensation for such calendar quarter, only compensation earned while the Participant was employed by the Employer shall be taken into account.

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(b)        Transfers from Affiliate. If an individual employed by an Affiliate transfers to employment with an Employer, the following rules shall apply for purposes of this Plan:

(i)         The Participant's employment with the Affiliate shall be treated as employment as an Employee for eligibility and vesting purposes under this Plan and for purposes of determining the percentage of the Employer Contribution under Section 3.1.

(ii)         If such individual becomes a Participant during the calendar quarter in which the transfer occurred, such Participant shall be entitled to receive an Employer Contribution pursuant to Section 3.1 (including, in the case of an individual transferred from Putnam Investments who was eligible to participate for any purpose in the Putnam Plan at the time of transfer, a contribution pursuant to Section 3.1(b) or (c), if applicable) on account of the calendar quarter in which the transfer occurred; provided, however, that for purposes of determining Compensation for such calendar quarter, only Compensation earned while the Participant was employed by the Employer shall be taken into account.

(c)        Transfers from Eligible to Ineligible Class of Employee. If a Participant transfers to an employee class that is not eligible to participate in the Plan (an "Ineligible Employee"), the following rules shall apply for purposes of this Plan:

(i)         Such transfer shall not be considered to result in the Participant's Termination of Employment under this Plan.

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(ii)         The Participant's employment with the Employer as an Ineligible Employee shall be taken into account for vesting purposes under this Plan and for purposes of determining the percentage of the Employer Contribution for the calendar quarter in which the transfer occurred under Section 3.1.

(iii)        If such Participant is employed with the Employer as an Ineligible Employee on the last day of the calendar quarter in which the transfer occurred, the Participant shall be entitled to receive an Employer Contribution pursuant to Section 3.1 on account of the calendar quarter in which the transfer occurred; provided, however, that for purposes of determining Compensation for such calendar quarter, only compensation earned while the Participant was employed by the Employer as an Eligible Employee shall be taken into account.

(d)        Transfers from Ineligible to Eligible Class of Employee. If an Ineligible Employee transfers to an employee class that is eligible to participate in the Plan, the following rules shall apply for purposes of this Plan:

(i)         The Participant's employment with the Employer as an Ineligible Employee shall be taken into account for eligibility and vesting purposes under this Plan and for purposes of determining the percentage of the Employer Contribution under Section 3.1.

(ii)         If such individual becomes a Participant during the calendar quarter in which the transfer occurred, such Participant shall be entitled to receive an Employer Contribution pursuant to Section 3.1 on account of the calendar quarter in which the transfer occurred; provided, however, that for

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purposes of determining Compensation for such calendar quarter, only Compensation earned while the Participant was employed by the Employer as an Eligible Employee shall be taken into account.

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ARTICLE IV

INVESTMENT OF TRUST ASSETS

4.1        Investment Funds. Each Participant's Employer Contribution Account shall be invested in the Investment Funds in the proportions and amounts as determined by the Participant pursuant to Section 4.2.

4.2	Investment Options of Participants.

(a)        Each Participant shall elect to invest his or her Account Balance under the Plan in the Investment Funds maintained by the Trustee under Section 10.2 in such proportions as the Participant shall indicate. All investment directions, including requests for changes or transfers, shall be subject to such rules and regulations as the Committee shall determine in a uniform and nondiscriminatory manner.

(b)        Designations of investments under this Section may only be made in increments of one percent (1%).

(c)        The Trustee shall take such steps as are necessary to make the investments in accordance with the designation, changes in designations, or transfer requests made by Participants.

(d)        The selection of any Investment Fund is the sole and exclusive responsibility of each Participant and it is intended that the selection of an Investment Fund by each Participant be within the parameters of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the regulations thereunder. None of the Employer, nor the Trustee, nor any Committee member, nor any member of the Benefits Investment Committee, nor any of the directors, officers, agents or Employees of the Employer are empowered to or shall be permitted to advise a Participant as to the manner in which his or

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her accounts shall be invested or changed. No liability whatsoever shall be imposed upon the Employer, the Trustee, any Committee member, any member of the Benefits Investment Committee, or any director, officer, agent or Employee of the Employer for any loss resulting to a Participant's account because of any sale or investment directed by a Participant under this Section or because of the Participant's failure to take any action regarding an investment acquired pursuant to such elective investment.

4.3        Special Rules Pertaining to the Voting and Tendering MMC Stock in the MMC Stock Fund. Each Participant who has invested a portion of his or her Account Balance in the MMC Stock Fund shall be entitled to direct the Trustee as to the manner in which to vote or tender the whole number of shares of MMC Stock in the MMC Stock Fund owned by the Participant as of the record date of such vote. The Committee shall supply to each Participant entitled to direct such vote or tender any proxy statements and other materials supplied to non-Participant shareholders of Marsh & McLennan Company, Inc. with respect to such vote or tender of such stock.

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ARTICLE V

VALUATION OF TRUST ASSETS

5.1        Time and Manner of Valuation. As of each Valuation Date, the Trustee shall value all of the assets in each Investment Fund maintained under Section 10.2 for the purpose of determining the amount, if any, of the net increase or net decrease in the fair market value of each such Fund. The fair market value of each Investment Fund shall represent the fair market value of all securities or other property held thereunder, plus cash and accrued earnings, less accrued expenses and proper charges against each Fund as of the Valuation Date. The Trustee's determination shall be final and conclusive for all purposes of this Plan.

5.2        Allocation of Net Increase and Net Decrease to Accounts of Participants. Each net increase or net decrease shall be allocated as of the Valuation Date to the Employer Contribution Account of each Participant in the ratio that the balance in each such Account bears to all such Account balances.

5.3        Allocation of Dividends. Cash dividends on shares of MMC Stock and shares of mutual funds shall be allocated among Accounts established hereunder for each Participant in such proportions as the MMC Stock and mutual fund shares on the record date are allocated to the Accounts, and reinvested in MMC Stock and mutual fund shares. Stock dividends and stock resulting from stock splits received by the Trustee shall be allocated in the same manner as cash dividends.

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ARTICLE VI

DISTRIBUTION OF ACCOUNT BALANCES

6.1	Payments on Account of Retirement .

(a)        A Participant who ceases to be an Employee due to his or her retirement shall be entitled to receive a distribution under the Plan of his or her Vested Account Balance in any of the forms set forth in Section 6.4.

(b)        Subject to paragraph (c) below, any distribution under this Section on account of Retirement shall be made as soon as practicable after the Participant's Retirement.

(c)        A Participant who ceases to be an Employee due to his or her Retirement and whose Account Balance is greater than $1,000 shall be entitled to defer receipt of any distribution to be made under this paragraph until he or she elects to receive such distribution; provided, however, that such distribution must be made or commence not later than April 1 of the calendar year following the calendar year in which such Participant attains the age of 70-1/2

(d)        Whether or not a Participant retires upon attaining his or her Normal Retirement Date, the Participant's interest in his or her Employer Contribution Account shall be fully vested as of such date.

6.2	Payment upon Death of Participant.

(a)        If a Participant dies before payment of his or her Vested Account Balance commences, and the Participant's Beneficiary is his or her surviving spouse, the Participant's Vested Account Balance under the Plan shall be paid to such surviving spouse in any of the forms set forth in Section 6.4(a) as the surviving spouse shall elect; provided however, that if such Vested Account Balance is paid in installments pursuant to 6.4(a)(iii), such installments shall be paid over a period certain not exceeding the surviving spouse's life expectancy, and the commencement of benefits may not be deferred beyond the date on which the Participant would have attained age 70-1/2.

(b)        If a Participant dies before payment of his or her Vested Account Balance commences, and the Participant's Beneficiary is not his or her surviving spouse, such Beneficiary may elect any of the following

(i)         an immediate lump sum distribution of the Participant's Vested Account Balance, or

(ii)         a lump sum distribution at any time within five years of the Participant’s death, or

(iii)        installment distributions, beginning no later than 11 months after the election has been filed, and ending within five years of the Participant’s death.

(c)        If a Beneficiary described in subparagraphs (a) or (b) of this Section fails to file an election with the Committee, the Participant's Vested Account Balance shall be distributed to the Beneficiary in one lump sum cash payment as soon as practicable after the Participant's death, but in no event later than the December 31 of the calendar year immediately following the calendar year in which the Participant died.

(d)        If distribution of a Participant's Vested Account Balance in periodic installments in accordance with Section 6.4(a)(iii) has commenced to the Participant prior to his or her death, in the event of the death of the Participant, distribution to the Participant's Beneficiary shall continue over the installment period selected by the Participant; provided; however, that the Beneficiary may elect to receive the unpaid balance of the Participant's Vested Account Balance at any time.

(e)        In the event a Participant dies while still employed by the Employer or an Affiliate, the Participant's interest in his or her Employer Contribution Account shall be fully vested as of the date of his or her death.

6.3	Payments on Account of Termination of Employment.

(a)        (i)         A Participant who ceases to be an Employee on account of his or her Termination of Employment shall be entitled to receive the Vested Percentage of the balance in his or her Employer Contribution Account.

(ii)         Except as provided in subparagraph (iii), the Vested Percentage of the balance in a Participant's Employer Contribution Account shall be based upon such Participant's Period of Service as of the date of his or her Termination of Employment in accordance with the following schedule:

Period of Service

(in Whole Years)	Vested Percentage

Less than 2	0%
2 but less than 3	20%
3 but less than 4	40%
4 but less than 5	67%
5 or more	100%

(iii)        In lieu of the vesting schedule provided in subparagraph (ii), the Vested Percentage of the balance of the Employer Contribution Account of any Participant who was eligible to participate for any purpose in the Putnam Plan and who transferred employment from Putnam Investments to employment with the Employer on or after January 1, 2005 (a "Former Putnam Participant") shall be based upon such Participant's Period of Service as of the date of his or her Termination of Employment in accordance with the following schedule:

Period of Service

(in Whole Years)	Vested Percentage

Less than 2 years	0%
2 but less than 3	25%
3 but less than 4	50%
4 but less than 5	75%
5 or more	100%

; provided, however, that a Former Putnam Participant shall become 100 percent vested upon attaining age 59-1/2 if such Former Putnam Participant is an Employee on such date.

(iv)        Notwithstanding anything contained herein, a Participant's interest in his or her Employer Contribution Account shall be fully vested as of the date on which such Participant is determined to have incurred either a Disability or a Long-Term Disability.

(b)        The Participant's Vested Account Balance to which he or she shall be entitled under paragraph (a) of this Section shall be distributed as follows:

(i)         If the value of the Participant's Vested Account Balance under paragraph (a) of this Section does not exceed $1,000, such Participant shall receive a distribution of such Vested Account Balance in a lump sum cash payment as soon as practicable following his or her Termination of Employment.

(ii)         If the value of the Participant's Vested Account Balance under paragraph (a) of this Section exceeds $1,000, such Participant shall receive a distribution of such Vested Account Balance in any of the forms set forth in 6.4 as soon as practicable following his or her Termination of Employment, provided that the Participant elects to receive such immediate distribution of his or her

Vested Account Balance by filing election with the Committee in the manner prescribed by the Committee.

(iii)        If the value of the Participant's Vested Account Balance under paragraph (a) of this Section exceeds $1,000 and if such Participant does not elect to receive an immediate distribution of such Vested Account Balance in a lump sum cash payment, such Participant (hereinafter referred to as a "Terminated Vested Participant") shall receive a distribution of his or her Vested Account Balance in accordance with paragraph (c) of this Section.

(c)        The payment of a Terminated Vested Participant's Vested Account Balance under this paragraph (c) shall be made in any of the forms described in Section 6.4 no later than the April 1 of the calendar year following the calendar year in which the attains age 70-1/2; provided, however, that the Participant may elect to receive an earlier payment of such Vested Account Balance.

(d)        In the case of a Participant who receives a distribution pursuant to either paragraph (b)(i) or (b)(ii) of this Section in connection with his or her Termination of Employment, the balance of such Participant's interest in his or her Employer Contribution Account in excess of his or her Vested Percentage in such account shall be forfeited as of the date that the distribution is made to the Participant. In the case of a Terminated Vested Participant, the balance of such Participant's interest in his or her Employer Contribution Account in excess of his or her Vested Percentage in such account shall be forfeited as of the earlier of (A) the last day of the Plan Year in which such Participant incurs a One-Year Period of Severance or (B) the date that the Participant receives payment of his or her Vested Account Balance pursuant to paragraph (c) of this Section. The amount of any forfeitures described in this paragraph for the Plan Year, as well as any forfeitures under Section 6.8 for the Plan Year, may be applied as a credit towards any Employer Contributions to be made by the Employer under Section 3.1 or may be used to pay administrative expenses pursuant to Section 13.4.

(e)        If a Participant who has forfeited any amounts in accordance with the provisions of this Section pursuant to his or her Termination of Employment shall return to the employ of the Employer prior to completing five (5) consecutive One-Year Periods of Severance, the amount so forfeited shall be restored to the Participant only if such Participant repays the full amount previously distributed to him or her within the earlier of (i) five years of the date he or she is reemployed by the Employer or (ii) the completion of five (5) consecutive One-Year Periods of Severance following the distribution of such Participant's Account Balance. In the event of such repayment, an Employer Contribution Account shall be reestablished on behalf of such Participant and the amount forfeited with respect to such Account shall be added to the balance of such Account as of the time of his or her return to the employ of the Employer. Any forfeitures to be applied as a credit towards any Employer Contributions or used to pay administrative expenses, in the sole discretion of the Committee, may be used for the purpose of restoring, as required under this paragraph, the amounts forfeited in accordance with the provisions of this Section. To the extent such forfeitures are insufficient, the Employer shall make a special contribution to restore the forfeiture.

(f)         If a Participant who ceases to be an Employee on account of his or her Termination of Employment has a Vested Percentage in his or her Employer Contribution Account equal to zero (0), such Participant will be deemed to have received a distribution of his or her Account Balance for purposes of paragraphs (b) and (d) of this Section. If a Participant who is deemed to have received a distribution of his or her Account Balance in accordance with this paragraph returns to the employ of the Employer prior to completing five (5) consecutive One-Year Periods of Severance, an Employer Contribution Account shall be reestablished on behalf of such Participant and the amount forfeited with respect to such Account shall be restored to the Account as of the time the Participant's return to the employ of the Employer.

6.4	Optional Forms of Benefit.

(a)        Except as otherwise provided in (b) of this Section, Section 6.1(c) and Section 6.2, a Participant or Beneficiary described in Section 6.1, 6.2 or 6.3 may elect to receive any of the following:

(i)         a lump sum cash payment of his or her entire Vested Account Balance;

(ii)         all or a specified portion of his or her Vested Account Balance in whole shares of MMC Stock (to the extent it is invested in such stock at the time of distribution), and a lump sum cash payment of the remainder of his or her Vested Account Balance;

(iii)        distribution of his or her entire Vested Account Balance in substantially equal monthly, quarterly or annual cash installments over a period of years not to exceed the life expectancy of the Participant; or

(iv)        distribution of a specified whole percentage of his or her Vested Account Balance in a one-time lump sum cash payment, and distribution of the remainder of his or her Vested Account Balance in substantially equal monthly, quarterly or annual cash installments over a period of years not to exceed the life expectancy of the Participant.

(v)        a specified portion of his or her Vested Account Balance in whole shares of MMC Stock (to the extent it is invested in such stock at the time of distribution) or in cash.

(b)        Notwithstanding anything contained herein, the forms described in (iii), (iv), and (v) shall only be available to a Participant who retires or terminates employment on or after age 55.

6.5	Special Distribution Rules.

(a)        (i)         Notwithstanding anything to the contrary in this ARTICLE, as required by Section 401(a)(9) of the Code and the Treasury Regulations thereunder, with respect to any Participant who is a "five percent owner" (as defined in Code Section 416), the distribution of a Participant's Account Balance shall be made (or commence) in accordance with subparagraph (ii) of this paragraph no later than April 1 of the calendar year following the calendar year in which the Participant reaches age 70-1/2 (the "Required Beginning Date"), regardless of whether such Participant is still actively employed as of such date. If the Participant continues to participate in the Plan, the minimum amount that must be distributed to the Participant in accordance with subparagraph (ii) of this paragraph for other calendar years, including the required minimum distributions for the calendar year in which the Participant's Required Beginning Date occurs, shall be distributed on or before December 31 of that calendar year.

(ii)         At the election of the Participant, the Participant's Account Balance shall either be distributed in one of the forms of distribution available to such Participant under Section 6.4; provided, however, that pursuant to Code

Section 401(a)(9)(A)(i) and the Treasury Regulations thereunder, the amount to be distributed to the Participant during the Participant's lifetime for each distribution calendar year shall in no event be less than either:

(A)       the quotient obtained by dividing the Participant's Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant's age as of the Participant's birthday in the distribution calendar year; or

(B)        if the Participant's sole Beneficiary for the distribution calendar year is the Participant's spouse, the quotient obtained by dividing the Participant's Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant's and spouse's attained ages as of the Participant's and spouse's birthdays in the distribution calendar year.

For purposes of calculating the required minimum distribution pursuant to this subparagraph (ii), the first "distribution calendar year" shall be the calendar year immediately preceding the calendar year which contains the Participant's Required Beginning Date. All other "distribution calendar years" shall be the calendar year in which the minimum distribution is required. In addition, the Participant's Account Balance shall mean the Account Balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (the "Valuation Calendar Year"), increased by the amount of any contributions made and allocated to the Account Balances as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date.

(iii)        If a Participant receiving distributions under this paragraph (a) ceases to be an Employee on account of his or her death, the Participant's Beneficiary shall receive a distribution of the Participant's Account Balance in accordance with Code Section 401(a)(9)(B) and the Treasury Regulations thereunder.

(b)        Notwithstanding any provision to the contrary and except as provided in paragraph (a) of this Section, the payment of benefits under this Plan to a Participant or his or her Beneficiary shall in all events commence within 60 days after the close of the Plan Year in which the latest of the following events occurs:

(i)	the attainment by the Participant of age 70-1/2;

(ii)         the tenth anniversary of the year in which the Participant first became a Participant in the Plan; or

(iii)        the Participant's Retirement or Termination of Employment with the Employer.

(c)        Notwithstanding any provision to the contrary in this ARTICLE VI, a Participant shall receive a distribution of his or her Account Balance upon the termination of the Plan, provided that the Employer or Affiliate does not establish or maintain another defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7)). Any distributions made pursuant to this paragraph (c) shall be made in accordance with Treas. Reg. §1.411(a)-11(e) and Section 11.2.

(d)          All distributions made under this ARTICLE VI shall be made in accordance with Code Section 401(a)(9) and Treasury Regulations Sections 1.401(a)(9)-1 through 1.401(a)(9)-9. The provisions in the Plan reflecting Code Section 401(a)(9) shall override any distribution option in the Plan inconsistent with Code Section 401(a)(9).

6.6	Withdrawals After Attainment of Age 59-1/2.

(a)        A Participant may apply in writing to the Committee for a withdrawal of all or a portion of his or her Vested Account Balance at any time after attaining age 59-1/2.

(b)        In the event of a withdrawal under this Section, the Participant may continue his or her participation in the Plan without interruption and shall not, because of such withdrawal, be penalized under the Plan in any way.

(c)        The withdrawal of all or a portion of the Participant's Account Balance shall be paid to the Participant as soon as practicable after the Participant's written request is submitted to and approved by the Committee.

6.7	Rollovers to Other Plans or IRAs.

(a)        Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Participant's election under the Plan, the Participant may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Participant in a Direct Rollover.

(b)        Definitions. For purposes of this Section 6.7, the following definitions shall apply:

(i)         "Eligible Rollover Distribution" shall mean any distribution of all or any portion of the Participant's Vested Account Balance, except that an Eligible Rollover Distribution does not include:

(A)       Any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant's designated beneficiary, or for a specified period of ten years or more.

(B)        Any distribution to the extent such distribution is required under Section 401(a)(9) of the Code.

(C)       The portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan as described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii)         "Eligible Retirement Plan" shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the

Code, that accepts the Participant's Eligible Rollover Distribution, an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. This definition of "Eligible Retirement Plan" shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code.

(iii)        "Direct Rollover" shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Participant.

6.8        Lost Participant. If payment of a Participant's Account Balance is unable to be made under this ARTICLE VI because the Committee is unable to find the Participant or Beneficiary to whom payment is to be made, such Participant's Account Balance shall be forfeited as of the last Valuation Date of the Plan Year in which the Committee determines that it is unable to find the Participant or Beneficiary. If the Participant or Beneficiary later makes a claim for such payment and the Committee determines that the claim is valid, the amount previously forfeited shall be restored and payment shall be made as soon as practicable following such determination.

ARTICLE VII

DESIGNATION OF BENEFICIARY

7.1        Right to Designate Beneficiary. Subject to the provisions of Section 7.3, each Participant may designate in a writing filed with the Committee, a Beneficiary to whom, in the event of the Participant's death, all benefits shall be payable. The Beneficiary so designated may be changed by the Participant (subject to the provisions of Section 7.3) at any time or from time to time during his or her life by signing and filing a new beneficiary designation form. The records of the Committee at the time of death shall be conclusive as to the identity of the proper Beneficiary and the amount properly payable, and payment made in accordance with such facts shall constitute a complete discharge of any and all obligations hereunder.

7.2        Applicable Rules if No Beneficiary Designation is Made. If no Beneficiary designation is on file with the Committee at the time of death of the Participant, or if such designation is not effective for any reason, then such death benefit shall be payable to the deceased Participant's spouse, if living. If such spouse does not survive him or her, payment shall be made to the Participant's estate.

7.3        Payment of Account Balance to Spouse upon Death of Participant. If the Beneficiary designated by the Participant to receive the benefits payable hereunder in the event of his or her death is not his or her spouse, then, notwithstanding the applicable provisions of Sections 6.1, 6.2, 6.3 and Section 7.1, such benefits shall be payable to the Participant's surviving spouse unless (a) there is no surviving spouse; (b) the spouse consents, in the manner required under Section 417(a)(2)(A) of the Code, to the payment of such benefits to the designated Beneficiary; or (c) it is established to the satisfaction of the Committee that the spousal consent

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may not be obtained because of the conditions specified in Section 417(a)(2)(B) of the Code or in regulations promulgated under such Section of the Code.

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ARTICLE VIII

TOP HEAVY RULES

8.1        Notwithstanding anything contained herein to the contrary, the provisions of this ARTICLE VIII shall become effective only for Plan Years in which the Plan is a Top-Heavy Plan.

8.2        The following words and phrases as used in this ARTICLE VIII shall have the meanings specified below:

(a)        "Aggregation Group" shall mean the Plan and any other plan of the Employer or Affiliate intended to qualify under Section 401(a) of the Code:

(i)	in which a Key Employee is a participant;

(ii)         which enables a plan in which a Key Employee is a participant to meet the requirements of Section 401(a) or Section 410 of the Code.

The Aggregation Group shall also include any plan that is not described above, but which is designated by the Employer to be part of such Group, provided that the Group continues to meet the requirements of Code Sections 401(a)(4) and 410 with such plan being taking into account.

(b)        "Compensation" shall mean Adjusted Compensation as defined in Section 1.2.

(c)        "Determination Date" shall mean, with respect to any Plan Year, the last day of the preceding Plan Year or, in the case of the first Plan Year, the last day thereof.

(d)        "Key Employee" shall mean any person described in Section 416(i)(l) of the Code and shall, with respect to a Key Employee's cumulative accrued benefits and aggregated account balances, include any Beneficiary of such Key Employee.

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(e)        "Non-Key Employee" shall mean any Employee who is not a Key Employee and shall, with respect to a Non-Key Employee's cumulative accrued benefits and aggregated account balances, include a Beneficiary of such Non-Key Employee.

(f)         "Top-Heavy Group" shall mean the Aggregation Group if the sum, as of the Determination Date, of:

(i)         the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans in such Aggregation Group, plus

(ii)         the aggregate of the accounts of Key Employees under all defined contribution plans included in such Aggregation Group, exceed sixty percent (60%) of a similar sum determined for all employees.

(g)        "Top-Heavy Plan" shall mean with respect to any Plan Year, the Plan if, as of the Determination Date, the Plan is not part of an Aggregation Group and the aggregate of the accounts under the Plan of all Key Employees exceeds sixty percent (60%) of the aggregate of the accounts under the Plan of all employees, or if, as of the Determination Date, the Plan is part of a Top-Heavy Group. In determining the amount of the account or the cumulative accrued benefit of any employee for purposes of determining if the Plan is a Top-Heavy Plan, including the determination of whether the Aggregation Group is a Top-Heavy Group, the following rules shall apply:

(i)         the present values of the accrued benefits and the amounts of the account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence

VIII-2

shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provisions shall be applied substituting "5-year period" for "1-year period."

(ii)         The accrued benefits and accounts of any individual who has not performed services for the Employer during the 1-year period ending on the Determination Date shall not be taken into account.

8.3        Notwithstanding the provisions of ARTICLE III hereof, for each Plan Year in which this Plan is a Top-Heavy Plan, the Employer shall make a contribution on behalf of each Participant who is a Non-Key Employee and is employed by the Employer on the last day of such Plan Year, in an amount equal to the lesser of (a) 3 percent of such Participant's Compensation for such Plan Year or (b) the largest percentage contribution amount allocated to any Key Employee for such Plan Year.

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ARTICLE IX

ADMINISTRATION OF THE PLAN

9.1	Definitions.	For purposes of this Plan:

(a)        "Fiduciary" shall mean any person who exercises any discretionary authority or discretionary control respecting the management or disposition of Plan assets, renders any investment advice for a fee or other compensation with respect to Plan assets, or exercises any discretionary authority or responsibility for Plan administration, and includes the Named Fiduciaries.

(b)	"Named Fiduciaries" shall mean:

(i)         The Committee established to administer the Plan. The Committee shall have no responsibility for the management and control of the assets of the Fund.

(ii)         The Benefits Investment Committee, who shall be Named Fiduciaries only with respect to the management and control of the assets of the Plan. The Benefits Investment Committee shall not have any responsibility with respect to (x) the management and control of any assets of the Fund that are under the control or direction of a properly appointed Investment Manager or any other Fiduciary or (y) the investment of any assets of the Plan that are properly subject to direction of investment by Participants. For purposes of this ARTICLE IX and Section 4.2, the "Benefits Investment Committee" shall mean the committee appointed by the Company, which has the responsibility for management and control of the assets of the Fund.

9.2	Administration.

(a)        The Committee shall have the authority to control and manage the operation and administration of the Plan in accordance with the responsibilities set forth in this ARTICLE, and shall have sole authority and discretion to determine all questions arising in the administration of the Plan, including questions relating to eligibility for, and the amount of, benefits under the Plan. The Committee shall consist of one or more individuals appointed by the Company. In the absence of any such appointment, the Company shall serve as the Committee.

(b)        A majority of the Committee members serving at the time shall constitute a quorum for the transaction of business of the Committee. All resolutions or other actions taken by the members at any meeting shall be by a vote of a majority of those present at such meeting. Except when reconsidering the policy and method of funding the Plan under this ARTICLE, upon concurrence in writing of the majority of the Committee members at the time in office, they may take action otherwise than at a meeting of the Committee provided that detailed records of such action shall be kept.

(c)        The Committee may authorize any one or more individuals to execute any documents on behalf of the Committee, and any such documents so executed shall be accepted and relied upon as representing action by the Committee until the Committee shall revoke such authorization.

(d)        The Committee may from time to time establish rules and regulations to implement the provisions of this Plan. The records of the Employer, as certified to the Committee, shall be conclusive with respect to any and all factual matters dealing with the employment of a Participant. The Committee shall interpret the Plan and shall have sole authority and discretion to determine all questions arising in the administration, interpretation and application of the Plan, and all such determinations by the Committee shall be conclusive and binding on all persons subject, however, to the provisions of the Code and ERISA.

(e)        The Committee shall direct the Trustee in writing to make payments from the Fund to Participants or Beneficiaries who qualify for such payments hereunder. Such written order to the Trustee shall specify the name of the Participant or Beneficiary, his or her Social Security number, his or her address, and the amount and frequency of such payments.

(f)         The Trustee may request instructions in writing from the Committee on any matters affecting the Trust and may rely and act thereon.

(g)        The Committee shall be the agent for receipt of service of process by the Plan.

9.3	Allocation and Delegation of Responsibilities.

(a)        The Committee may allocate among its members and may delegate to persons who are not members of the Committee any of its duties and responsibilities other than the responsibility to reconsider the policy and method of funding the Plan as provided in this ARTICLE.

(b)        The Committee may employ or engage accountants, legal counsel, actuaries, custodians, agents or other persons to render advice or perform ministerial duties with regard to any responsibility or duty which the Committee has under the Plan. To the extent permitted by law, a member of the Committee shall not be precluded from rendering such advice in his or her individual capacity, and shall be entitled to rely upon and be fully protected in any action taken by him or her in good faith in reliance upon any opinions or reports which shall be furnished to him or her by such accountants, legal counsel, actuaries, custodians, agents or other persons.

(c)        The Company may appoint an Investment Manager or Managers to manage, acquire and dispose of any assets of the Plan. Any such Investment Manager shall be an investment adviser registered under the Investment Advisers Act of 1940, a bank as defined in that Act, or an insurance company qualified to perform investment services under the laws of at least two States. The appointment of any such Investment Manager shall not be effective until such Investment Manager has acknowledged in writing that it is a Fiduciary with respect to the Plan.

(d)        The Committee shall periodically, but at least annually, review the performance of any persons to whom any duties or responsibilities have been allocated or delegated, and any persons who are employed or engaged to render advice or perform ministerial services. The Committee may require such formal or informal reports from such persons as it shall deem prudent and appropriate, and shall promptly terminate such allocation, delegation, employment, or engagement upon its determination that any such person or persons have failed to discharge their obligations to the satisfaction of the Committee or with the standard of care which would be imposed upon the Committee in the absence of such allocation, delegation, employment, or engagement.

(e)        The Plan may purchase insurance for any Fiduciary to cover liability or losses occurring by reason of the act or omission of such Fiduciary, but such insurance shall permit recourse by the insurer against such Fiduciary in the case of a breach of a fiduciary obligation.

(f)         The Company shall indemnify any Committee member, member of the Benefits Investment Committee, director, officer, shareholder or Employee against any and all claims, losses, damages, expenses and liabilities arising from their responsibilities in connection with the Plan, unless the same is determined to be due to gross negligence or willful misconduct.

(g)        Nothing herein shall prevent any person or group of persons from serving in more than one fiduciary capacity with respect to the Plan, nor prevent an Employee or Participant from serving as a Fiduciary with respect to the Plan.

9.4	Standard of Conduct.

(a)        In discharging their duties, the Fiduciaries shall act with the skill, care, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims. All Fiduciaries shall discharge their duties with respect to this Plan solely in the interests of the Participants and Beneficiaries and for the exclusive purpose of providing benefits to Participants and their Beneficiaries and paying reasonable expenses of administering the Plan; provided that contributions (or the assets attributable thereto) may be returned to the Employer under Section 3.3 of this Plan.

The foregoing paragraph is not intended as a comprehensive statement of all responsibilities and duties of Fiduciaries under ERISA or any other applicable law, and the Fiduciaries shall be subject to all other duties and responsibilities which may be imposed by ERISA or other applicable law.

(b)        Acquisition and holding by the Plan of "qualifying employer securities" and "qualifying employer real property", as defined in ERISA, shall be permitted in accordance with the provisions of Section 407 of ERISA.

(c)        The Committee shall periodically, but at least annually, reconsider the policy and method of funding the Plan and shall take such action as it deems necessary and advisable to implement its determinations. Such reconsideration shall take into account the short and long-term financial needs of the Plan.

9.5	Resignation and Removal.

(a)        A member of the Committee may resign by delivering to the Company a written notice of his or her resignation to take effect not less than sixty (60) days after the delivery thereof, unless notice of a shorter duration shall be accepted as adequate.

(b)        Any member of the Committee may be removed by the Company by delivering to such member or by mailing to him or her via registered mail at his or her last known address, a written notification of such removal duly executed by the Company, which shall take effect not less than sixty (60) days after delivery thereof, unless notice of a shorter duration shall be accepted as adequate.

(c)        When any member of the Committee shall cease to serve because of resignation, death, removal or otherwise, if no Committee members would continue to serve, the Company shall fill the vacancy; if one or more Committee members would otherwise continue to serve, the Company may, but need not, fill the vacancy.

9.6        Bonding Requirement. All Fiduciaries and any other persons who handle assets of the Plan shall serve under such bond as may be required by ERISA, or other applicable law, but in the absence of any such requirement, shall serve without bond. The Plan shall purchase the bond for any Committee member, director, officer, shareholder or Employee who is required to serve under bond.

9.7        Benefit Claims and Appeals. The claim of any person (hereinafter referred to as the "Claimant") with respect to any benefits to which such Claimant may be entitled under the Plan shall be considered in accordance with the following procedure:

(a)        Any Claimant may make written application to the Committee for benefits to which he or she believes he or she is entitled, at the time the application is made, under the Plan. Such application shall set forth all information necessary to determine whether the claim should be approved or denied. The Committee shall furnish to the Claimant an acknowledgement of his or her application, including a notice of the time limits set forth in this Section 9.7.

(b)        The Committee shall either approve the claim and take any appropriate action, or deny the claim. Such approval or denial shall be accomplished within an initial period of ninety (90) days after receipt of the claim by the Committee unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial ninety (90) day period. Any such extension shall expire no later than ninety (90) days after the end of the initial period. The extension notice shall describe the special circumstances requiring the extension of time and the expected date of decision.

(c)        If a claim is denied, the Committee shall furnish a written notice of such action to the Claimant within the applicable time limit described in paragraph (b). Such notice shall set forth, in a manner calculated to be understood by the Claimant:

(i)	the specific reason or reasons for the denial;

(ii)         specific reference to the pertinent provisions of this Plan on which the denial is based,

(iii)        a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or information is necessary; and

(iv)        an explanation of the review procedure, as set forth in paragraph (d).

(d)        A Claimant whose claim has been denied (or to whom no written notice of denial has been furnished within the applicable time limit described in paragraph (b)) may appeal by written notice to the Committee requesting a review of the denial. The Claimant's written request for review must be submitted to the Committee within sixty (60) days after his or her receipt of the notice of the denial. A Claimant who wishes to appeal or has appealed a denial may:

(i)         review all pertinent documents relating to his or her claim; and

(ii)         submit issues and comments in writing for consideration by the Committee.

(e)        The Committee shall render the decision on review within an initial period of sixty (60) days after receipt of the Claimant's written request for review, unless special circumstances (including the need to hold a hearing, if the Committee has provided a procedure for holding hearings) require an extension of time. Any such extension shall expire no later than sixty (60) days after the end of the initial period. If such an extension is required, written notice thereof shall be furnished to the Claimant before the end of the initial period. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the Claimant with specific references to the pertinent provisions of the Plan on which the decision is based.

(f)         Any claim, request for review or other action which may be made or taken by the Claimant under this Section may be made or taken by the Claimant's duly authorized representative.

9.8        Records and Reports. The Committee shall keep a record of all proceedings and acts and shall keep such books of account, records, and other data as may be necessary for proper administration of the Plan. The Committee shall make the records available for examination during business hours to the Employer or any person who may be entitled to benefits under the terms of this Plan, except that any such person shall examine only such records as pertain exclusively to such person, the Plan and Trust Agreement as currently in effect or hereafter amended, and any other documents which such person may be entitled to examine under ERISA or any other applicable law. The Committee shall also furnish to any person who may be entitled to benefits under the terms of this Plan such reports, descriptions, notifications or other materials as may be required under ERISA, the Code or other applicable law.

9.9	Expenses and Compensation of Fiduciaries.

(a)        All Fiduciaries, except those receiving full time pay from the Employer may receive from the Plan such reasonable compensation for services rendered to the Plan as shall be determined by the Company.

(b)        All Fiduciaries may be reimbursed for expenses reasonably incurred in performance of their duties upon request, unless the contract, if any, for services by such fiduciaries does not provide for the requested reimbursement.

(c)        The Plan may make advances to a Fiduciary to cover expenses to be properly and actually incurred by such Fiduciary in the performance of that Fiduciary's duties with respect to the Plan, provided that

(i)         the amount of the advance shall be reasonable with respect to the amount of the expense which is to be incurred, and

(ii)         the Fiduciary must account to the Committee at the end of the period covered by the advance for the expenses actually incurred.

(d)        Nothing shall preclude a Fiduciary from receiving any benefit to which he or she may be entitled under the terms of the Plan, provided that such benefit shall be computed and paid on a basis which is consistent with the terms of the Plan as applied to all other Participants and Beneficiaries.

(e)        The Committee shall not be bound by any notice or other communication unless and until it shall have been received in writing addressed to the Committee at:

Plan Administration –– Mercer HR Services Retirement Plan

c/o Global Benefits

6th Floor

Marsh & McLennan Companies, Inc.

Waterfront Corporate Center

121 River Street

Hoboken, NJ 07030-5794.

ARTICLE X

THE TRUST FUND

10.1      Trust Agreement. The Company has entered into an Agreement of Trust (the "Trust Agreement") with the Trustee, providing for the administration of the Fund by the Trustee, in such form and containing such provisions as are deemed appropriate. The Trust Agreement shall be deemed to form a part of this Plan, and any and all rights and benefits which may accrue to any person under this Plan shall be subject to all the terms and provisions of said Trust Agreement.

10.2      Investment Funds. The Fund shall be composed of Investment Funds designated by the Benefits Investment Committee consisting of amounts in Participants' Employer Contribution Accounts and the earnings thereon that accrue from time to time. The Investment Funds shall consist of the MMC Stock Fund and such other funds as may be designated from time to time by the Benefits Investment Committee. The Trustee shall purchase MMC Stock for the MMC Stock Fund in the open market or from the Company or any of its officers, directors or other stockholders at a price not to exceed the fair market value thereof.

10.3      No Segregation of Participants' Interests. Each Investment Fund may be maintained on an unallocated, undivided basis with no segregation of the interests of the Participants.

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ARTICLE XI

AMENDMENT, TERMINATION AND

DISCONTINUANCE OF CONTRIBUTIONS

11.1      (a)       The provisions of this Plan may be amended at any time and from time to time, by the Company through action of the Company's Board of Directors or by the Committee to the extent authority to make amendments to the Plan has been delegated to the Committee by the Board. No such amendment, however, shall:

(i)         vest in the Company any interest or control over the funds accumulated in accordance with this Plan or the benefits provided hereunder, except as provided in Section 3.3;

(ii)         operate to deprive a Participant of any rights or benefits irrevocably vested in him or her under the Plan prior to such amendment; provided, however, that if any amendment shall be necessary to conform the Plan to the provisions and requirements of the Code, any regulation issued pursuant thereto, or any other pertinent provisions of federal or state law, no such amendment shall be considered prejudicial to the interest of a Participant or his or her Beneficiary, or a diversion of any part of the Fund to a purpose other than for their exclusive benefit; or

(iii)        increase the powers, duties or liabilities of the Trustee without the Trustee's written consent.

(b)        Any modification or amendment of the Plan may be made retroactive, if the Company, on the advice of counsel, deems such retroactivity to be necessary in order for the

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Plan to conform to, or satisfy the conditions of any law, governmental regulations or ruling, or to meet the requirements of the applicable sections of the Code.

11.2      (a)       This Plan may be terminated by the Company through action of the Company's Board of Directors. In the event of the termination or partial termination of the Plan, or if there is a complete discontinuance of contributions under the Plan, each affected Participant's interest in the Fund shall be fully vested as of the date of such termination, partial termination or complete discontinuance of contributions under the Plan.

(b)        If the operations of the Employer continue after termination, the Fund shall either (i) continue to be held for distribution in precisely the same time and manner as set forth in ARTICLE VI hereof or (ii) shall be held for distribution by the Trustee who shall distribute to the Participants then participating in the Fund the full amount standing to their credit, less the administrative costs to the Trustee for such distribution, in a lump sum cash payment in accordance with ARTICLE VI.

(c)        If the Plan is terminated and the Employer dissolves or ceases operation, the Fund shall be held for distribution by the Trustee who shall distribute to the Participants then participating in the Fund the full amount standing to their credit, less the administrative costs to the Trustee for such distribution, in a lump sum cash payment in accordance with ARTICLE VI.

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ARTICLE XII

SPECIAL SERVICE CREDITING

RULES APPLICABLE TO HOURLY EMPLOYEES

12.1      Notwithstanding anything contained in the Plan to the contrary, the rules described in this Article shall apply in determining the service to be credited to Employees who are compensated on an hourly basis ("Hourly Employees") as distinct from Employees who are compensated on a salaried basis ("Salaried Employees").

12.2      The following phrases used in this Article XII shall have the meanings specified below:

(a)        "One-Year Break in Service" shall mean a Plan Year during which an Employee fails to complete more than 500 Hours of Service. Solely for purposes of determining whether an Employee has incurred a One-Year Break in Service, an Employee who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such Employee but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence. For purposes of the foregoing rule, an absence from work for maternity or paternity reasons means an absence: (i) by reason of the pregnancy of the Employee, (ii) by reason of a birth of a child of the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under the foregoing rule shall be credited (A) in the Plan Year in which the absence begins if the crediting is necessary to prevent a One-Year Break in Service in that period, or (B) in all other cases, in the following Plan Year. The foregoing rule shall not apply unless such Employee

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furnishes to the Committee such timely information as the Committee may require to establish that the absence from employment is for the reasons described above.

(b)	"Year of Eligibility Service" shall mean:

(i)         Either the twelve-month period beginning on the Employee's Employment Commencement Date in which the Employee is credited with at least 1,000 Hours of Service or any Plan Year beginning with the Plan Year that includes the anniversary of such date in which the Employee is credited with at least 1,000 Hours of Service.

(ii)         Any period during which an individual is employed by an Affiliate (either before or after employment hereunder) shall be treated as employment as an Employee for purposes of calculating a "Year of Eligibility Service".

(c)	"Year of Service" shall mean:

(i)         Any Plan Year during which an Employee is credited with at least 1,000 Hours of Service.

(ii)         Any period during which an individual is employed by an Affiliate (either before or after employment hereunder) shall be treated as employment as and Employee for purposes of calculating a "Year of Service".

12.3      An Hourly Employee who becomes a Salaried Employee shall be eligible to participate in the Plan in accordance with the provisions of Section 3.7(d), if such Employee (a) was credited with a Year of Eligibility Service while an Hourly Employee or (b) completes a one-year Period of Service as a Salaried Employee.

12.4	The service of any Hourly Employee to be taken into account for vesting purposes

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and, to the extent applicable, for purposes of determining the percentage of the Employer Contribution to be made on such Employee's behalf if he or she becomes a Salaried Employee, shall be based upon the Years of Service credited to such Employee for the period that such Employee is an Hourly Employee and the Periods of Service credited to such Employee for the period that such Employee is a Salaried Employee.

12.5      Notwithstanding anything contained herein, if during a Plan Year, an Hourly Employee becomes a Salaried Employee, such Employee shall be credited with service under the Plan for such Plan Year based upon the greater of:

(a)	the Period of Service that would have been credited to such Employee if such Employee would have been a Salaried Employee throughout such Plan Year; or
(b)	the Hours of Service credited to such Employee during the portion of such Plan Year that the Employee was an Hourly Employee.

12.6      Notwithstanding anything contained herein, if during a Plan Year, a Salaried Employee becomes an Hourly Employee, such Employee shall be credited with service under the Plan for such Plan Year based solely upon the Hours of Service credited to such Employee during that Plan Year. For purposes of this Section 12.6, in computing the Hours of Service to be credited to such Employee during the portion of the Plan Year in which such Employee is a Salaried Employee, the Employee shall be credited with 190 Hours of Service for each month during which he or she is entitled to be credited with at least one Hour of Service hereunder.

12.7      To the extent applicable with respect to the crediting of service for Hourly Employees, any references in Section 6.3 to a "One-Year Period of Severance" shall instead be deemed to refer to a "One-Year Break in Service."

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ARTICLE XIII

MISCELLANEOUS

13.1      Nothing contained in this Plan or in the Trust shall be held or construed to create any liability upon the Employer to retain any Employee in its employ. The Employer reserves the right to discontinue the services of any Employee without any liability except for salary or wages that may be due and unpaid whenever, in its judgment, its best interests so require.

13.2      This Plan and the Trust is for the exclusive benefit of the Participants and their Beneficiaries. This Plan should be interpreted in a manner consistent with this intent and with the intention that the Trust satisfy those provisions of the Code relating to qualified employee plans.

13.3      (a)       The Employer shall have no liability in respect to the payment of benefits or otherwise under the Plan; and the Employer shall have no liability in respect to the administration of the Trust or of the Fund held by the Trustees, and each Participant and/or Beneficiary shall look solely to the Fund for any payments or benefits under the Plan.

(b)        The payment of any benefit under the Plan to a Participant, Beneficiary, guardian of a minor Beneficiary or guardian of a minor alternate payee (as defined in Code Section 414(p)(8)) shall be a full and sufficient discharge to the Trustee and the Committee for payment thereof, and the Trustee and the Committee shall be exonerated from all liability and responsibility by reason of any amount so paid irrespective of the application or use thereof which may be made by any such Participant, Beneficiary or guardian, and the Trustee and the Committee shall have no duty to see to the application of any such amount.

13.4      All administrative expenses of the Plan including, but not limited to, the compensation of Trustees, custodians, investment advisors, actuaries, accountants, consultants

XIII-1

and counsel, and expenses directly relating to the investments of the Fund including, but not limited to, taxes, commissions and registration charges, shall, in the sole discretion of the Committee, be paid from the Fund and/or any amounts that have been forfeited in accordance with Section 6.3. Fees or expenses related to transactions involving Plan accounts of particular Participants, Beneficiaries or Alternate Payees may be applied specifically to such individuals’ accounts. In the event that the expenses described in this Section 13.4 are not paid from the Fund or forfeitures, such expenses shall be paid by the Employer or the Company.

13.5      (a)       The Committee shall recognize and honor any judgment, decree or order under a state domestic relations law which the Committee determines to be a Qualified Domestic Relations Order in accordance with such reasonable procedures to determine such status as the Committee shall establish. Without limitation of the foregoing, the Committee shall notify a Participant and the person entitled to benefits under a judgment, decree or order which purports to be a Qualified Domestic Relations Order of (i) the receipt thereof, (ii) the Plan’s procedures for determining whether such judgment, decree or order is a Qualified Domestic Relations Order and (iii) any determination made with respect to such status. During any period during which the Committee is determining whether any judgment, decree or order is a Qualified Domestic Relations Order, any amount which would have been payable to any person pursuant to such order shall be separately accounted for (and adjusted to reflect its appropriate share of the adjustment as of each Valuation Date) pending payment to the proper recipient thereof. Any such amount, as so adjusted, shall be paid to the person entitled to such payment under any such judgment, decree or order if the Committee determines such judgment, decree or order to be a Qualified Domestic Relations Order within 18 full calendar months commencing with the date on which the first payment would be required to be made under such judgment, decree or order.

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If the Committee is unable to make such a determination within such time period, payment under the Plan shall be as if such judgment, decree or order did not exist and any such determination made after such time period shall be applied prospectively only. Distribution to an Alternate Payee under a Qualified Domestic Relations Order shall be made in an immediate lump sum payment as soon as practicable following such determination, and shall be funded from the Investment Funds in which the Participant’s Employer Contribution Account is invested in the order determined under rules established by the Committee.

(b)        For purposes of this paragraph, the term "Qualified Domestic Relations Order shall mean a domestic relations order that is a "qualified domestic relations order" within the meaning of Section 414(p) of the Code and that is a judgment, decree or order (including approval of a property settlement) made pursuant to a state domestic relations law (including a community property law) which relates to the provision of child support, alimony payments or marital property to a spouse, former spouse, child or other dependent of a Participant and which creates or recognizes the existence of a right of (or assigns such a right to) such spouse, former spouse, child or other dependent (the "Alternate Payee") to receive all or a portion of the benefits payable with respect to a Participant under the Plan. A Qualified Domestic Relations Order must clearly specify the amount or percentage of the Participant’s benefits to be paid to such Alternate Payee by the Plan (or the manner in which such amount or percentage is to be determined). A Qualified Domestic Relations Order may not require the Plan (i) to provide any form or type of benefits or any option not otherwise provided under the Plan, (ii) to pay benefits to an Alternate Payee under such order which are required to be paid to another Alternate Payee under another such order previously filed with the Plan or (iii) to provide increased benefits (determined on the basis of actuarial equivalents); provided, however, that payment of benefits to the Alternate

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Payee under the order shall be made (x) as soon as practicable following approval of the order as a "qualified domestic relations order" (y) in a lump sum, (z) as if, in the case of a Participant who is an Employee, the Participant’s Termination of Employment had occurred on the date on which the payment is made under the order.

13.6      In the case of any merger or consolidation of the Plan with, or transfer of Plan assets or liabilities to, any other plan, provisions shall be made so that each Participant in the Plan on the date thereof (if the Plan then terminated) would receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately prior to the merger, consolidation or transfer if the Plan had then terminated.

13.7      Notwithstanding any provision of the Plan to the contrary, contributions and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

13.8      This Plan shall be construed and administered in complete accordance with ERISA and, to the extent not preempted by such Act, the laws of the state of New York.

13.9      Pronouns shall be interpreted so that the masculine pronoun shall include the feminine, and the singular shall include the plural.

13.10    Headings of sections and subsections of this Plan are inserted for convenience of reference. They constitute no part of this Plan and are not to be considered in the construction thereof.

13.11    If any provision of this Plan is held to be illegal, invalid or unenforceable for any reason, this shall not affect any other provision of the Plan, and this Plan shall be construed as if said illegal, invalid or unenforceable provision had never been inserted herein.

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IN WITNESS WHEREOF, Marsh & McLennan Companies, Inc. has caused this Plan to be executed by its duly authorized officer on this 15th day of April, 2005.

MARSH & McLENNAN COMPANIES, INC.

By: /s/ Michael A. Petrullo
Michael A. Petrullo

Title: Senior Vice President & Chief Administrative

Officer